                                                                    EXECUTION



                   STRUCTURED ASSET SECURITIES CORPORATION
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1996-1



                               TERMS AGREEMENT
                               ---------------



                                                        Dated: April 16, 1995





To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of April 1, 1996 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

SERIES DESIGNATION:  Series 1996-1.
- ------------------

TERMS OF THE SERIES 1996-1 CERTIFICATES:  Structured Asset Securities
- ---------------------------------------
Corporation, Series 1996-1 Mortgage Pass-Through Certificates, Class A1, Class A2, Class A3, Class A4, Class A5, Class AP, Class AX, Class M, Class B1, Class B2, Class B3, Class B4, Class B5 and Class R (the "Certificates") will evidence, in the aggregate, all of the beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of a pool of fixed rate, fully amortizing, conventional, first lien residential mortgage loans (the "Mortgage Loans"). The Certificates consist of fourteen classes: Class A1, Class A2, Class A3, Class A4, Class A5, Class AP, Class AX, Class M, Class B1, Class B2, Class B3, Class B4, Class B5 and Class R. Only the Class A1, Class A2, Class A3, Class A4, Class A5, Class AP, Class AX, Class M, Class B1, Class B2 and Class R Certificates (collectively, the "Offered Certificates") are being sold pursuant to the terms hereof.

REGISTRATION STATEMENT:  File Number 33-99598.
- ----------------------

CERTIFICATE RATINGS:  It is a condition of Closing that at the Closing Date
- -------------------
the Class A1, Class A2, Class A3, Class A5 and Class R Certificates be rated "AAA" by each of Standard & Poor's Rating Services ("S&P") and Fitch Investors Service, L.P. ("Fitch"); that the Class A4, Class AP and Class AX Certificates be rated "AAAr" by S&P and "AAA" by Fitch; that the Class M Certificates be rated "AA" by each of S&P and Fitch; that the Class B1 Certificates be rated "A" by Fitch; and that the Class B2 Certificates be rated "BBB" by Fitch.

TERMS OF SALE OF OFFERED CERTIFICATES:  The Depositor agrees to sell to
- -------------------------------------
Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

CUT-OFF DATE:  April 1, 1996
- ------------

CLOSING DATE:  10:00 A.M., New York time, on or about April 25, 1996.  On the
- ------------
Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

                                   LEHMAN BROTHERS INC.


                                   By:  /s/ Michael J. O'Hanlon
                                        -------------------------
                                        Name:  Michael J. O'Hanlon
                                        Title: Managing Director


Accepted:

STRUCTURED ASSET SECURITIES
  CORPORATION


By:  /s/ Prue Larocca
     -------------------------
     Name:  Prue Larocca
     Title: Vice President

                                  Schedule 1
                                  ----------

                 Initial
               Certificate      Certificate        Purchase
                Principal         Interest           Price
Class           Amount(1)           Rate          Percentage
- -----          -----------      -----------       ----------
Class A1       $107,145,900        7.25%            98.906%
Class A2         14,641,000        7.25             94.422
Class A3         28,693,000        7.50             96.998
Class A4          1,307,000        (2)              35.000
Class A5         20,000,000        7.25             95.984
Class AP            853,198        (2)              59.781
Class AX             (3)           (4)               1.310
Class M           4,604,000        7.25             95.125
Class B1          3,222,000        7.25             93.125
Class B2          1,657,000        7.25             89.635
Class R                 100        7.25             97.920


________________________________
(1)  Approximate.
(2)  The Class A4 and Class AP Certificates will be principal-only
     Certificates and will not bear interest.
(3) The Class AX Certificates will have no principal amount and will accrue interest on a Notional Amount (as defined in the Prospectus Supplement)
     initially equal to approximately $130,335,908.   The Class AX Certificates
     will be interest-only Certificates and will not be entitled to distributions of principal.
(4) The per annum interest rate on the Class AX Certificates with respect to each Distribution Date will be equal to the excess of (a) the weighted average of the Net Mortgage Rates (as defined in the Prospectus Supplement) of the Premium Mortgage Loans (as defined in the Prospectus Supplement) as of the first day of the related Interest Accrual Period, less the Trustee Fee Rate over (b) 7.25%. The initial Certificate Interest Rate on the Class AX Certificates is expected to be approximately 0.4867% per annum.